 FORM 4
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
[X] Check box if no longer                              WASHINGTON, D.C. 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
 Campbell      Cole            C.        |   Pulitzer Publishing Company (PTZ)             |           Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
 900 North Tucker Boulevard              |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |   March 1999            |     -----
                                         |   (Voluntary)         |                         |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
 St. Louis       MO            63101     |  ###-##-####          |     (Month/Year)        | X   Form Filed by One Reporting Person
                                         |                       |                         | --
-----------------------------------------|                       |                         |     Form Filed by More than One
(City)          (State)          (Zip)   |                       |                         |     Reporting Person
                                         |                       |                         | --
------------------------------------------------------------------------------------------------------------------------------------
                                         |    TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                     |2.Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                            |  Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                         |             |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                         |             |               |                          | Owned at End| Direct  | Bene-
                                         |             |---------------|--------------------------| of Month    | (D) or  | ficial
                                         |             |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                         |(Month/Day/  |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                         | Year)       |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
common stock, $.01 par value (01)        | 03/18/1999  | U (02)|       |14310003|  D   |          |     0   (03)|   I     |(04)
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
If the form is filed by more than one reporting person, see Instruction 4(b)(v).


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |      6667 | $34.7125
  Stock Option          | $44.2500    | 03/18/   | D     |    |        |    6667 | 10/07/| 10/07/ | Stock, |           |
  (right to buy)        |             |  1999    |       |    |        |         | 1997  | 2006   | $.01   |           |
                        |             |          | (05)  |    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |      3000 | $32.7125
  Stock Option          | $46.2500    | 03/18/   | D     |    |        |    3000 | 12/18/| 12/18/ | Stock, |           |
  (right to buy)        |             |  1999    |       |    |        |         | 1997  | 2006   | $.01   |           |
                        |             |          | (05)  |    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |      5000 | $20.1500
  Stock Option          | $58.8125    | 03/18/   | D     |    |        |    5000 | 12/18/| 12/18  | Stock, |           |
  (right to buy)        |             |  1999    |       |    |        |         |  1998 | 2007   | $.01   |           |
                        |             |          | (05)  |    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
      0           |         D              |
------------------|------------------------|------------------------------
      0           |         D              |
------------------|------------------------|------------------------------
      0           |         D              |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

    (01)  Table I.  Item 1.
          Shares of Class B Common Stock are convertible at any time on a share-for-share basis, into Common Stock, $.01 par value.

    (02)  Table I.  Item 3.
          Effective as of March 18, 1999, Pulitzer Publishing Company (the "Company") completed the spin-off of its publishing and new media properties and consummated the merger of the Company with and into Hearst-Argyle Television, Inc.
          ("Hearst-Argyle"). In the merger, each share of the Company's Common Stock and Class B Common Stock was converted into the right to receive 1.63914877 shares of Hearst-Argyle's Series A Common Stock.

    (03)  Table I.  Item 5.
          Pursuant to Rule 16a-1 under the Rules and Regulations promulgated under the Securities and Exchange Act of 1934, as amended, beneficial ownership of these

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                           /s/ Cole C. Campbell              4/9/99
                                                                                           --------------------------------  -------
                                                                                           Signature of Reporting Person(1)    Date

  Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


EXPLANATION OF RESPONSES (cont.)                                          FORM 4

cont. (03) shares is disclaimed.

      (04) Table I.  Item 7.
           Held in a voting trust covering 14,310,003 shares of Class B Common Stock, $.01 par value, convertible into 14,310,003 shares of Common Stock, as to which Mr. Campbell serves as one of the Trustees with limited power to vote the shares of Class B Common Stock.

      (05) Table II. Item 3.
           Effective as of March 18, 1999, Pulitzer Publishing Company (the "Company") completed the spin-off of its publishing and new media properties and consummated the merger of the Company with and into Hearst-Argyle Television, Inc. Immediately prior to the effectiveness of the merger, all outstanding options under the Pulitzer Publishing Company 1994 Stock Option Plan, whether or not vested, were cashed out by taking the excess of the cashout price of $78.9625 subtracted by the option exercise price covering each of these options.